Exhibit 10.1
December 12, 2012
Mr. Glenn A. Culpepper

Dear Glenn,

Congratulations! I am very pleased to offer you the position of Executive Vice President, Chief Financial Officer with Republic Services, Inc. (the “Company” or “Republic”), reporting directly to me, or other individuals as the Company may direct. I am excited about the opportunities presented by the Company and hope that you will join us as a member of the executive leadership team located in Phoenix, Arizona. If you accept this offer, we anticipate that your hire date will be January 9, 2013, or as mutually agreed. This offer will remain in effect for a period of seven days from the date of this letter.

This letter sets forth the terms and conditions of our offer and highlights the basic components of your compensation. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, equity and benefits, as our offerings change periodically.

Compensation and Benefits

Upon the commencement of your employment, you will be eligible for the following (subject to deductions and withholdings, as applicable):

Base Salary: Your Base Salary will be $500,000 annually.

Annual Cash Incentive: You will be eligible to participate in the Company’s Executive Incentive Plan (“EIP”) or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans. Management will recommend to the Management Development and Compensation Committee of the Company’s Board of Directors, or any authorized designee of the Committee (“the Committee”) that your award target for the 2013 Annual Bonus be set at 80% of your Base Salary, but this target award is provided at the discretion of and subject to the approval of the Committee.

Long-Term Incentive Plan: You will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”). A new LTIP award opportunity may be established each year so that this LTIP incentive opportunity becomes part of your annual compensation. This incentive will be tied to achieving the Company’s key financial goals over the three-year performance cycle. Management will recommend to the Management Development and Compensation Committee of the Company’s Board of Directors, or any authorized designee of the Committee (“the Committee”) that your award target for the 2013 – 2015 performance cycle be set at $250,000. This award target, and the award target for all subsequent LTIP performance cycles, is provided at the discretion of and subject to the approval of the Committee.

Special Long-Term Incentive Awards: You will be provided incentive awards that are not made under the EIP but that will be equivalent to awards made under the EIP for the 2011-2013 and 2012-2014 LTIP cycles. Your target for each of these two awards will be $250,000, prorated based on the number of completed months in which you participate in each performance cycle. Assuming you begin your employment on January 9, 2013, your prorated target for the 2011-2013 cycle would be $76,389 and your prorated target for the 2012-2014 cycle would be $159,722. Payment

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dates, measurement criteria, targets, and performance, and other aspects of this award (including negative discretion of the Committee) will be as if the awards were made under the EIP (except for the provisions stating when awards under the EIP must be granted).

Equity: You will be eligible to participate in the Company’s Amended and Restated 2007 Stock Incentive Plan (“Stock Plan”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and the applicable award agreements. All awards under the Stock Plan are at the discretion of and subject to approval by the Committee. For 2013, management will recommend: (1) an equity award with a grant-date value of approximately $250,000 in stock options, and (2) an equity award of restricted stock units with a grant-date value of approximately $500,000.

One-Time Equity Grant: In addition, subject to Committee approval, in early 2013 you will receive a one-time special stock option award with a grant-date value of approximately $250,000, plus a one-time special restricted stock unit award with a grant-date value of approximately $300,000.

One-Time New Hire Bonus: You will receive a one-time new hire bonus in the gross amount of $50,000 (“New Hire Bonus”). If you voluntarily terminate your employment, or your employment is terminated by the Company for “Cause,” as that term is defined in the Company’s Executive Separation Policy, within twelve months of the date you begin work for Republic, you will be required to immediately pay to Republic the New Hire Bonus.

Stock Ownership Guidelines: As Executive Vice President, Chief Financial Officer, you are expected to obtain within a specified time period and thereafter maintain ownership of Republic Services, Inc. common stock having the value equal to three times your then-current Base Salary. As a new employee you will have five years from your date of hire to reach this level of stock ownership.

Deferred Compensation Plan: As Executive Vice President, Chief Financial Officer, you are eligible for a contribution to the Republic Services, Inc. Deferred Compensation Plan that may be made annually at the discretion of the Committee. Presently, the amount of the annual contribution is set at $65,000. These annual contributions count toward your stock ownership guidelines if deferred into the stock unit fund in the Plan. The contributions are subject to all vesting and other provisions of the Deferred Compensation Plan.

Personal Time Off: Vacation, personal, and sick time will be accrued and used in accordance with the applicable Corporate PTO policy. For purposes of your vacation entitlement only, you will be eligible for 4 weeks of vacation time annually. There is no carryover of unused vacation, personal, or sick days.

Benefits: You will be eligible to participate in all benefit plans that the Company makes available to similarly-situated employees, including the Company’s 401(k) plan, medical, dental, vision, life insurance, short- and long-term disability plans, as well as the Company’s nonqualified deferred compensation plan. Republic offers a very competitive Company match within our 401(k) plan. Employees receive a match of 100% on the first 3% of eligible compensation and 50% on the next 2% of eligible compensation made as elective contributions to the Plan, subject to federal limitations. Please note that certain benefits require minimum tenure before you are eligible to participate.

COBRA Reimbursement: The Company will reimburse you for any COBRA premium payments you are required to make if you choose to maintain your current medical, dental, and vision benefits until you become eligible for medical, dental, and vision benefits through Republic Services, which will be 90 days after your hire date.

Relocation Benefits: To assist with your relocation to the Phoenix area, you are eligible for relocation benefits under Republic’s Senior Executive Level Relocation Policy. A copy of Republic’s Level 4 Relocation Policy is enclosed.

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Executive Separation Policy: Should your employment with the Company terminate at any time in the future while you are employed in the position of Executive Vice President, Chief Financial Officer, and your eligibility for separation benefits will be governed by the Company’s then applicable Executive Separation Policy. A copy of the current Executive Separation Policy is enclosed.

Other Terms and Conditions

Your employment is contingent upon the successful results of a pre-employment drug-screening process and a comprehensive background check. You will receive instructions in the mail regarding scheduling a drug-testing appointment, which must be completed within 48 hours of your receipt of the written instructions. You also must be able to demonstrate your current authorization and eligibility to work in the United States.

In addition, as a condition of your employment, you are required to sign a Non-Competition, Non-Solicitation, Arbitration, and Confidentiality Agreement, which will be sent to you under separate cover. Republic prohibits its employees from using or disclosing confidential information from prior employers in connection with their employment at Republic. By accepting employment with Republic, you are confirming that your employment with Republic will not violate the terms of any agreement you may have with any other entity.

While we hope that you will have a long, successful and rewarding career with Republic, this offer is for “at will” employment, and either you or the Company may terminate your employment at any time and for any reason.

Glenn, we are excited to have you join the Company and look forward to working with you in your new role. Please indicate your acceptance of this offer by countersigning this letter and returning the original to me. As always, please contact me if you have questions.

Sincerely,

Donald W. Slager
President and Chief Executive Officer
Republic Services, Inc.

I understand all the terms offered to me and accept employment on these terms. I understand and agree that either the Company or I may terminate the employment relationship at any time for any reason. I agree that no other promises have been made to me.

Acknowledged and Agreed:

____________________________________________________            ___________________
Glenn A. Culpepper                                Date

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Executive Separation Policy
Purpose
Republic Services, Inc., its subsidiaries and affiliated and related entities (collectively, the “Company”) seeks to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of the Company for the benefit of the Company’s stockholders. To achieve this goal, the Company has established an Executive Separation Policy to provide such employees with financial security and sufficient incentive to accept and continue employment. This Policy describes the separation benefits that the Company will provide to key executives under certain circumstances if their employment ends. The Company also seeks to ensure that the separation process is handled professionally and efficiently.
Covered Employees
This Policy applies to (i) the Chief Executive Officer, (ii) the President, (iii) the Chief Operating Officer, (iv) the Chief Financial Officer, and (v) the General Counsel (each a “Senior Executive Officer” or “SEO”). It also applies to (i) Executive Vice Presidents (“EVP”), (ii) Senior Vice Presidents (“SVP”), (iii) Vice Presidents (“VP”), and (iv) Area Presidents (“AP”) (“Key Executive Employees or KEEs”). (SEOs and KEEs under this Policy will be referred to collectively as “Covered Executives”). The terms SEO and KEE are used solely for purposes of this Policy and not for any other purpose.
The Compensation Committee of the Company’s Board of Directors may designate other persons holding other executive positions as Covered Executives under this Policy. Upon such designation, the Compensation Committee will specify the executive position category to be used under this Policy to determine the level of pay and benefits to be provided to the Covered Executive under this Policy.
Notwithstanding any provision in this Policy to the contrary, this Policy does not apply to any Covered Executive if the Covered Executive has an employment agreement, offer letter, or other agreement with the Company which governs the terms and conditions applicable to the Covered Executive’s separation from the Company and is in effect immediately prior to his or her termination of employment (“Employment Agreement”).
Employment Separation
Termination by Executive
The Covered Executive may terminate the employment relationship for any reason. If the Covered Executive terminates his or her employment for any reason, Covered Executive will be entitled to all earned but unpaid compensation for time worked through the termination date, to be paid by the Company within ten (10) days after the termination date.
Termination by Company for Cause
The Company may terminate the Covered Executive’s employment for Cause. If such termination occurs, the Covered Executive will be entitled to all earned but unpaid compensation for time worked through the termination date, to be paid by the Company within ten (10) days after the termination date.

Termination Without Cause
The Company may terminate the Covered Executive’s employment Without Cause. If the Company terminates the Covered Executive’s employment Without Cause, the Company will provide the following pay and benefits:
A.    To a Senior Executive Officer:
(1)    all earned but unpaid compensation for the time the SEO worked through the termination date, to be paid within ten (10) days after the termination date;
(2)    an amount equal to 24 months of the SEO’s then current base salary in equal bi-weekly installments over twenty-four month (24) period beginning on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below;
(3)    an amount equal to a prorated annual bonus. The amount of the prorated annual bonus will equal the amount of the annual bonus, if any, to which the SEO would have been entitled if the SEO was employed by the Company on the last day of the year that includes the termination date multiplied by a fraction equal to the number of days which have elapsed in such year through the termination date divided by 365. Such amount, if any, will be paid at the same time as annual bonuses are paid to current similarly situated SEOs of the Company;
(4)    SEO’s stock options and other equity awards that remain outstanding as of the termination date will continue to vest and be exercisable as if SEO was employed during the one-year period following the termination date (or, if less, the remainder of the original term of the award);
(5)    If the SEO and/or the SEO’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the SEO and/or SEO’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active SEOs, until the earliest of: (i) the date SEO becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date SEO becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) twenty four (24) months from the termination date.

B.     To a KEE:
(1)    all earned but unpaid compensation for the time the KEE worked through the termination date, to be paid within ten (10) days after the termination date;
(2)    an amount equal to one year of the KEE’s then current base salary in equal bi-weekly installments over a twelve (12) month period beginning on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below;
(3)    an amount equal to a prorated annual bonus. The amount of the prorated annual bonus will equal the amount of the annual bonus, if any, to which KEE would have been entitled if the KEE was employed by the Company on the last day of the year that includes the termination date multiplied by a fraction equal to the number of days which have elapsed in such year through the termination date divided by 365. Such amount, if any, will be paid at the same time as annual bonuses are paid to current similarly situated KEEs of the Company;
(4)    The KEE’s stock options and other equity awards that remain outstanding as of the termination date will continue to vest and be exercisable as if the KEE was employed during the one-year period following the termination date (or, if less, the remainder of the original term of the award); and
(5)    If the KEE and/or the KEE’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the KEE and/or the KEE’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active KEEs (as applicable), until the earliest of: (i) the date the KEE becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date the KEE becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the first anniversary of the termination date.
Change in Control
If within one (1) year after a Change in Control, the Company terminates the Covered Executive’s employment Without Cause or the Covered Executive resigns for Good Reason, the Company will provide the following pay and benefits instead of the employment separation pay and benefits described above:

A.    To a Senior Executive Officer:
(1)    all earned but unpaid compensation for the time the SEO worked through the termination date, to be paid within ten (10) days after the termination date;
(2)    (i) on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below, a lump sum amount equal to: (x) two years of the SEO’s then current base salary, and (y) two times the SEO’s target annual bonus, if any, as such target is set under the Company’s executive incentive plan, for the year in which the termination date occurs;
(3)    The SEO’s stock options and other equity awards that remain outstanding as of the termination date will become 100% fully vested and exercisable on the termination date and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the option or other awards;
(4)    If the SEO and/or the SEO’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the SEO and/or the SEO’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active SEOs, until the earliest of: (i) the date the SEO becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date the SEO becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the second anniversary of the termination date; and

(5)    All long term incentive grants, if any, provided to the SEO will immediately vest as if all target performance levels had been met, as such targets are set under the Company’s executive incentive plan, and will be paid at target by the Company to the SEO (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

B.    To an EVP or SVP:
(1)    all earned but unpaid compensation for the time the EVP/SVP worked through the termination date, to be paid within ten (10) days after the termination date;
(2)    on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below, a lump sum amount equal to: (x) two years of the EVP/SVP’s then current base salary, and (y) two times the EVP/SVP’s target annual bonus, if any, as such target is set under the Company’s executive incentive plan, for the year in which the termination date occurs;
(3)    The EVP/SVP’s stock options and other equity awards that remain outstanding as of the termination date will become 100% fully vested and exercisable on the termination date and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the option or other awards;
(4)    If the EVP/SVP and/or EVP/SVP’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the EVP/SVP and/or the EVP/SVP’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active EVPs or SVPs (as applicable), until the earliest of: (i) the date the EVP/SVP becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date the EVP/SVP becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the second anniversary of the termination date; and
(5)    All long term incentive grants, if any, provided to EVP/SVP will immediately vest as if all target performance levels had been met, as such targets are set under the Company’s executive incentive plan, and will be paid at target by the Company to the EVP/

SVP (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

C.    To a VP or AP:
(1)    all earned but unpaid compensation for the time VP/AP worked through the termination date, to be paid within ten (10) days after the termination date;
(2)    on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below, a lump sum amount equal to: (x) one year of the VP/AP’s then current base salary, and (y) one times the VP/AP’s target annual bonus, if any, as such target is set under the Company’s executive incentive plan, for the year in which the termination date occurs;
(3)    The VP/AP’s stock options and other equity awards that remain outstanding as of the termination date will become 100% fully vested and exercisable on the termination date and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the option or other awards;
(4)    If the VP/AP and/or the VP/AP’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the VP/AP and/or the VP/AP’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active VPs or APs (as applicable), until the earliest of: (i) the date the VP/AP becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date the VP/AP becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the first anniversary of the termination date; and
(5)    All long term incentive grants, if any, provided to VP/AP will immediately vest as if all target performance levels had been met, as such targets are set under the Company’s executive incentive plan ,and will be paid at target by the Company to the VP/AP (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

Eligibility For Separation Benefits
The Company’s obligations to provide any separation benefits under this Policy are contingent upon the following:
A.Covered Executive’s execution of the following documents in such form as provided by the Company and within the time required by the Company:
(1)a valid, enforceable, full and unconditional release of all claims whether known or unknown that the Covered Executive may have against the Company, its officers, fiduciaries, directors, agents, and other employees as of the termination date;
(2)the Company’s Noncompetition, Non-Solicitation, Confidentiality, and Arbitration Agreement;
A.After the Covered Executive’s termination date, except as required by applicable law or in the context of a legal proceeding, the Covered Executive will not directly or indirectly: 1) disparage or say or write negative things about the Company, its officers, directors, agents, or other employees; 2) initiate or participate in any discussion or communication that reflects negatively on the Company, its officers, directors, agents, or other employees; or 3) engage in any other activity that the Company considers detrimental to its interests. For purposes of this Policy, a disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to which the communication relates; and
B.After the termination date, the Covered Executive’s reasonable assistance and cooperation with the Company concerning business or legal related matters about which Covered Executive possesses relevant knowledge or information. Such cooperation will be provided only at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials). In addition, the Covered Executive agrees to promptly inform the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 North Allied Way, Phoenix, AZ 85054, phone number 480-627-2714) if any person or business contacts Covered Executive in an effort to obtain information about the Company; and
C.The Company’s obligation to pay separation pay and benefits under this Policy will cease immediately if the Company determines that Covered Executive failed to comply with any of the foregoing conditions.

Section 409A
For purposes of this Policy a termination of employment means a separation from service as defined under Section 409A of the Internal Revenue Code and accompanying Treasury Regulations (“Section 409A”). If at the time of the employment termination the Covered Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable as a result of such employment termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Covered Executive) until the first bi-weekly payroll date that is at least six (6) months following the employment termination. Any payment amounts deferred will be accumulated and paid to the Covered Executive (without interest) on the first bi-weekly payroll date that is at least six (6) months after the employment termination in a lump sum, and the balance of payments due to the Covered Executive will be paid as otherwise provided in this Policy. Each bi-weekly payment will be designated as a separate payment for purposes of Section 409A. In the event that the Covered Executive is eligible to receive continuation of medical, dental and/or vision benefits under this Policy for a period of more than 18 months, such benefits will meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Covered Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Covered Executive in any other calendar year, (ii) the reimbursements for expenses for which Covered Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit. This Policy will be interpreted and administered in accordance with Section 409A, although nothing in this Policy will be construed as an entitlement to or guarantee of any particular tax treatment to the Covered Executive.
Best Results Calculation
In the event that any payment, deemed payment or other benefit pursuant to this Policy, together with any other payment, deemed payment or other benefit the Covered Executive may receive under any other plan, program, policy, arrangement or agreement (collectively, “Payment”) would (a) constitute an “excess parachute payment” under section 280G of the Internal Revenue Code (the “Code”) (an “Excess Parachute Payment”), and (b) but for this paragraph would result in the imposition on the Covered Executive of an excise tax under section 4999 of the Code or similar provision of state or local law (the “Excise Tax”), then the Payment made to the Covered Executive shall either be (1) delivered in full, or (2) delivered in such amount thereby resulting in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, that results in the receipt by the Covered Executive on an after-tax basis the greatest amount of Payment, notwithstanding that all or some portion of such Payment may be taxable under section 4999 of the Code. In the event of a reduction as described in (2) above, the Covered Executive’s cash payments under this Policy shall be reduced to the extent necessary starting with the earliest scheduled payment, and such reduction shall not affect the timing of any payments that are not reduced.

ERISA Provisions
This Policy is intended to be a “top hat” welfare plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24. The claims procedure set forth in Section 2560.503-1 of such regulations are hereby incorporated by reference into this Policy.

Governing Law
The rights and obligations of the Covered Executives and the Company under this Policy will be governed and interpreted in accordance with the internal laws of the State of Arizona without regard to choice of law principles and to the extent not preempted by ERISA.
Integration
Except as provided in the third paragraph under “Covered Employees” on Page 1 of this Policy, this Policy replaces all previous Employment Agreements, between the Covered Executive and the Company and constitutes the entire understanding between the Covered Executive and the Company with respect to the payment of pay and benefits upon termination of employment.
Reservation of Rights
Prior to a Change in Control, this Policy may be modified from time to time, or terminated in its entirety, in the sole discretion of the Compensation Committee. Any modifications made by the Compensation Committee for any Covered Executive will apply to all Covered Executives in the same executive position category for purposes of this Policy. Any modifications or the termination of this Policy will not affect the rights of Covered Executives whose termination date preceded the modification or termination. The Compensation Committee will have discretion to construe and interpret this Policy and its decisions will be final and binding on the Company, the Covered Executive and all other interested persons.
Miscellaneous
All payments to a Covered Executive will be reduced by any required withholdings of taxes. The Covered Executive’s rights and obligations under this Policy may not be assigned or transferred.

Definitions
Cause means (i) Covered Executive is convicted of or pleads guilty (or nolo contendere) to: (x) a felony, or (y) a crime involving moral turpitude; (ii) the Company determines that Covered Executive knowingly violated any of the Company’s policies, rules or guidelines; or (iii) the Company determines that Covered Executive willfully engaged in conduct, or willfully failed to perform assigned duties, the result of which exposes the Company to serious actual or potential injury (financial or otherwise).

Change in Control will mean the occurrence of any of the following on or after the Effective Date of this Policy:

(i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of the Company (“Shares”) or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this subsection (a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” will mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (b) the Company or any Related Entity, or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

 (ii) the individuals who, as of the Effective Date of this Policy, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in Paragraph iii (1) (a) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director will, for purposes of this Policy, be considered as a member of the Incumbent Board; provided further, however, that no individual will be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(iii) the consummation of:

(1)  a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” will mean a Merger Event where:

(a)     the stockholders of the Company immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and,

(b)     the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(c)     no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger Event was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(2)  a complete liquidation or dissolution of the Company; or

(3)  the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

 Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control will occur.

In addition, a Change in Control will not be deemed to occur unless the event(s) that causes such Change in Control also constitutes a “change in control event,” as such term is defined in Section 409A.

Disability means Covered Executive’s incapacity due to physical or mental impairment that causes the Covered Executive to be absent from Covered Executive’s full-time duties for six consecutive months.

Effective Date means February 9, 2010.

Good Reason means a reduction in Covered Executive’s base salary, bonus opportunity, or title and applies only during the one-year period following a Change in Control.
Without Cause means a termination of Covered Executive’s employment (i) by the Company other than for Cause or (ii) because of the Covered Executive’s Disability or death.

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY
AND ARBITRATION AGREEMENT

Republic Services, Inc. (“Company”) and Glenn Culpepper, Employee No. _________, (“Executive”) enter into this Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement (“Agreement”), effective January _____, 2013 (“Effective Date”). Company and Executive are collectively referred to as the “Parties” in this Agreement. The Parties agree as follows:

1.    Consideration Executive Will Receive Under This Agreement. The Parties recognize that in order for Executive to perform duties on behalf of Company, Executive needs to manage, use or otherwise have access to Confidential Information (as defined below). Accordingly, Company agrees to provide Executive with access to Confidential Information, subject to the terms and conditions of this Agreement. Executive agrees that, in exchange for Company providing Executive with access to Confidential Information, Executive’s eligibility to participate in Company’s Executive Separation Policy or any successor or similar policy maintained by Company for the benefit of similarly situated employees, and Company’s agreement to employ Executive on an at-will basis, Executive accepts all of the terms and conditions contained in this Agreement.

2.    General Duties. Executive will be entrusted with significant responsibility for managing aspects of Company’s business. Executive also acknowledges that, due to the confidential nature of Executive’s job responsibilities, Executive will be entrusted with significant responsibility for managing, using and otherwise handling Confidential Information (as defined below). Accordingly, Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to refrain from doing or saying anything to a third party or subordinate that injures Company.

3.    Confidentiality Obligations.

3.1    For purposes of this Agreement, “Confidential Information” means Company’s proprietary information which includes, but is not limited to: information that would qualify as a trade secret; customer lists and agreements; customer service information; names of customer contacts and the identities of decision-makers; marketing plans; development plans; formulas; price data; cost data; price and fee amounts; pricing and billing policies; quoting procedures; marketing techniques; forecasts and forecast assumptions and volumes; non-public information regarding Company’s actual or potential customers, suppliers or other vendors; non-public information about Company’s routes, territories or target markets; Company’s internal personnel and financial information, including purchasing and internal cost information and information about the profitability of particular operations; internal sales, service and operational manuals, policies and procedures; non-public information regarding the manner and methods of conducting Company’s business; non-public information about Company’s future plans, potential acquisition, divestiture and other strategies; non-public information about Company’s landfill development plans, landfill capacities, special projects and the status of any permitting process or investigation; non-public information that gives Company some competitive business advantage, or the opportunity of obtaining such an advantage, or the disclosure of which could be detrimental to Company’s interests; and other information that is not generally known outside Company.

3.2    As a direct consequence of Executive’s access to Confidential Information, Executive agrees to the following restrictions and further agrees that such restrictions are reasonable:

(a)    During Executive’s employment with Company and after Executive’s employment ends, Executive will not disclose Confidential Information to any person or entity either inside or outside of Company within the United States or any other territory, province or location in which Company conducts business other than as necessary in carrying out Executive’s duties and responsibilities for Company, nor will Executive use, copy or transfer Confidential Information other than as necessary in carrying out Executive’s duties and responsibilities for Company, without first obtaining Company’s prior written consent. Nothing in this Agreement prohibits Executive from providing information to any administrative or governmental agency, or from testifying under the power of a subpoena issued from a court of competent

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jurisdiction. In the event a court concludes that the above post-employment restriction is unreasonable, Executive’s obligations under this Section 3.2(a) will expire five (5) years after Executive’s employment with Company ends.

(b)    During Executive’s employment with Company, Executive agrees not to use or disclose any previously obtained trade secret, proprietary or confidential information that Executive received from a prior employer or another third party.

(c)    Executive agrees that all patents, trademarks or any other type of intellectual property right, wholly or partially, conceived, made, developed or created, solely or with any third party, in the course of Executive’s employment with Company or using Company’s resources, that relates in any manner to the actual or reasonably anticipated business, research or development of Company, or that is suggested by Company, or results from matters of which Executive is aware of as a result of Executive’s employment with Company, or from any task assigned to Executive or work performed by Executive for or on behalf of Company, is the sole and exclusive property of Company. In order to further protect Company, Executive assigns and transfers to Company, and Company’s legal representatives, successors and assigns, all of Executive’s right, title and interest in any and all inventions, discoveries, developments, improvements, techniques, designs, data, processes, systems, works of authorship and all other work products, including, but not limited to, the right to possess all patents, trademarks, copyrights or other intellectual property rights (everywhere in the world) that Executive, either solely or jointly with others, conceives, makes, acquires, suggests, reduces to practice, or otherwise creates during Executive’s employment with Company (or within six months later provided Executive’s work product was a result solely of that employment) or using Company’s resources. In addition, both during and after Executive’s employment with Company ends, Executive agrees to reasonably cooperate, execute and deliver all documents to obtain, maintain and enforce any of the intellectual property rights described above or to carry out the intent of this Agreement.

(d)    When Executive’s employment with Company ends, or at the earlier request of Company, Executive agrees to immediately return to Company all Company property in Executive’s possession, custody or control, including anything containing Confidential Information, such as books, notes, plans, documents, records, drawings, specifications, blueprints, reports, studies, notebooks, computers, drives, files, discs, video, photographs, audio recordings, PDAs, tablets, Blackberry, iPhone and Android devices, mobile telephones or other devices used to store electronic data (including any and all copies) whether made by Executive or which came into Executive’s possession concerning the business or affairs of Company. Upon Company’s request, Executive agrees to provide Company with a written acknowledgment confirming that Executive has returned all Company property and Confidential Information.

4.    Non-Competition and Non-Solicitation Obligations.

4.1    Definitions.

(a)    “Non-hazardous Solid Waste Management” means the collection, hauling, disposal or recycling of non-hazardous refuse, and any other services or products offered, conducted, authorized or provided by Company during the last two (2) years of Executive’s employment.

(b)    “Principal Competitor” means: (1) Waste Management, Inc.; (2) Waste Connections, Inc.; (3) Progressive Waste Solutions, Ltd.; (4) Advanced Disposal Services, Inc.; (5) Casella Waste Systems, Inc.; or (6) any other public or private business (including their predecessors, successors, parents, subsidiaries, or affiliate operations) conducting Non-hazardous Solid Waste Management in three (3) or more states, territories or provinces in which Company conducts business.

(c)    “Competitor” means any public or private business that provides Non-hazardous Solid Waste Management in any state, territory, province or other location in which Company conducts business.

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(d)    “Render Services” means any of the following activities, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, owner, director, officer, agent, employee, partner, member, contractor or consultant: (1) performing any kind of services, functions, duties or actions (including, but not limited to, sales, marketing, brokering, supervision and/or management) related to Non-hazardous Solid Waste Management; (2) developing, managing, analyzing, processing or otherwise handling data or information related to Non-hazardous Solid Waste Management; (3) developing, managing, analyzing, processing or otherwise handling data or information related to the potential or actual acquisition of businesses that engage in Non-hazardous Solid Waste Management, or participating in any decision, or developing, or implementing any strategy, to acquire such businesses; (4) conducting, participating in, or otherwise assisting any review of the prices/rates charged by Company, whether in connection with an initial contract bid, a contract extension or a request for a price/rate increase; (5) soliciting, requesting, reviewing, analyzing or otherwise handling Confidential Information about the costs (including SG&A or operational), revenues or profit margins of Company; (6) determining, advising or recommending whether to award a contract to Company, extend a contract with Company or whether, and to what extent, Company may increase its prices/rates; or (7) performing any activities that are the same as, or substantially similar to, the duties and functions Executive performed for Company at any time during the last two (2) years of Executive’s employment.

(e)    “Solicit” means any direct or indirect interaction between Executive and another person or entity that takes place in an effort to develop or further a business relationship.

(f)    “Material Contact” exists with any customers or potential customers of Company with whom Executive dealt, whose dealings with Company were coordinated or supervised by Executive, about whom Executive obtained Confidential Information, or who received Non-hazardous Solid Waste Management services or products from Company and for which Executive received compensation, commission or earnings during the last two (2) years of Executive’s employment.

(g)    “Facility” means the physical location at which Company owns, leases or operates: (1) an office, workplace or other location where Company conducts business; (2) a collection operation; or (3) a post-collection operation (including, but not limited to, landfills, transfer stations, material recovery facilities, recycling facilities and compost facilities).

4.2    Prohibition Against Competition. During Executive’s employment with Company, and for two (2) years after Executive’s employment ends, Executive will not Render Services on behalf of any Principal Competitor, or any Competitor, within any state, territory, province or other location in which Company conducts business. In the event a court concludes that the above post-employment restriction is unreasonable, Executive agrees that, for eighteen (18) months after Executive’s employment ends, Executive will not Render Services on behalf of any Principal Competitor, or any Competitor, within fifty (50) miles of any Facility.

4.3    Prohibition Against Solicitation.

(a)    During Executive’s employment with Company, and for two (2) years after Executive’s employment ends, Executive will not Solicit on behalf of any Principal Competitor, or any Competitor, any customers or potential customers of Company with whom Executive had Material Contact. In the event a court concludes that the above post-employment restriction is unreasonable, Executive will not Solicit on behalf of any Principal Competitor, or any Competitor, any customers or potential customers of Company with whom Executive had Material Contact for eighteen (18) months after Executive’s employment with Company ends.

(b)    During Executive’s employment with Company, and for two (2) years after Executive’s employment ends, Executive will not Solicit any employee, consultant, agent or independent contractor of Company to obtain employment with or perform services for another person or entity including, but not limited to, a Principal Competitor or a Competitor, to the detriment of Company. This restriction is

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limited to any employee, consultant, agent or independent contractor of Company that Executive had contact with during Executive’s employment or with whom Executive had knowledge of by virtue of Executive’s access to Confidential Information. In the event a court concludes that the above post-employment restriction is unreasonable, Executive will not Solicit any employee, consultant, agent or independent contractor of Company to obtain employment with or perform services for another person or entity including, but not limited to, a Principal Competitor or a Competitor, to the detriment of Company for eighteen (18) months after Executive’s employment with Company ends.

5.    Obligation to Avoid Conflicts of Interest. During Executive’s employment with Company, Executive agrees to abide by Company’s Conflicts of Interests policy, which includes not becoming involved, directly or indirectly, in a situation that a reasonable person would recognize to be a conflict of interest with Company. If Executive discovers, or is informed by Company, that Executive has become involved in a situation that is an actual or likely conflict of interest, Executive will take immediate action to eliminate the conflict. Company’s determination as to whether or not a conflict of interest exists will be conclusive.

6.    Notice to New Employers. During Executive’s employment with Company, and for two (2) years after Executive’s employment ends, Executive will provide a copy of this Agreement to any prospective employer before accepting any offer of employment, or Rendering Services on behalf of any Principal Competitor or any Competitor.

7.    Judicial Modification. If a court determines that any of the provisions in Sections 2, 3, 4, 5 or 6 of this Agreement are overbroad or unenforceable, the Parties expressly authorize the court to modify or strike the provision and impose the broadest restrictions permissible under the law, without affecting any other provision of this Agreement.

8.    Certain Definitions and Understandings. The Parties expect that some or all of the duties or responsibilities of Company under this Agreement may be satisfied by its parent, subsidiary, related or successor companies (“Affiliates”). Accordingly, Executive acknowledges that the discharge of any duty or responsibility of Company under this Agreement by one or more of its Affiliates discharges Company’s duty or responsibility in that regard. Executive further acknowledges that Executive’s obligations under this Agreement will be owed to Company and its Affiliates (collectively referred to as “Company” in this Agreement).

9.    Injunctive Relief. The Parties agree that, if Executive breaches any of the provisions in Sections 2, 3, 4, 5 or 6 of this Agreement, Company will suffer immediate and irreparable harm and that, in the event of such breach, Company will have, in addition to any and all remedies of law, the right to an injunction, specific performance and other equitable relief. Additionally, to provide Company with the protections it has bargained for in this Agreement, any period of time in which Executive has been in breach will extend, by that same amount of time, the time for which Executive should be prevented from further breaching the promises Executive made in Sections 2, 3, 4, 5 and 6 of this Agreement.

10.    Assignment. Company may assign this Agreement upon written notice to Executive. Executive’s rights and obligations under this Agreement are personal to Executive and may not be assigned.

11.    Waiver of Breach. The waiver by any Party of a breach of any provision of this Agreement will neither operate nor be construed as a waiver of any subsequent breach.

12.    Attorneys’ Fees. The Parties agree that, if Executive is found to have breached any term, provision or section of this Agreement, Company will be entitled to recover the attorneys’ fees and costs it incurred in enforcing this Agreement.

13.    Governing Law, Jurisdiction and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Arizona. Additionally, the Parties agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over them to hear all disputes arising under, or related to, this Agreement and that venue will be proper only in Maricopa County, Arizona.

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14.    Arbitration. With the sole exception of any breach by Executive of the obligations Executive assumed under Sections 2, 3, 4, 5 and 6 of this Agreement (the breach of which permits Company to obtain judicial relief due to the exigent circumstances presented by such a breach), all other alleged breaches of this Agreement, or any other dispute between the Parties arising out of or in connection with Executive’s employment with Company will be settled by binding arbitration to the fullest extent permitted by law. This Agreement to arbitrate applies to any claim for relief of any nature, including, but not limited to, claims of wrongful discharge under statutory or common law; employment discrimination based on federal, state or local statute, ordinance or governmental regulations, including, but not limited to, discrimination prohibited by Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, and the Fair Labor Standards Act; claims of retaliatory discharge or other acts of retaliation; compensation disputes; tortious conduct; contractual violations; ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this Agreement was signed.

The Parties understand that they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation) because of the mutual advantages this forum offers, and are waiving their right to have their disputes (except as to alleged breaches of Sections 2, 3, 4, 5 and 6 of this Agreement) resolved in court. This substitution involves no surrender, by either Party, of any substantive, statutory or common law benefit, protection or defense.

The Parties agree that the arbitration proceeding will be conducted in Maricopa County, Arizona in accordance with the National Rules for the Resolution of Employment Disputes (National Rules) of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made. One arbitrator shall be used and he or she shall be chosen by mutual agreement of the Parties. If the Parties cannot agree on the selection of an arbitrator after thirty (30) days, an arbitrator shall be chosen by the AAA pursuant to its National Rules. The arbitrator shall coordinate and, as appropriate, limit all pre-arbitration discovery. However, the Parties shall have the right to obtain discovery through appropriate document requests, information requests, and depositions. The arbitrator shall issue a written decision and award, stating the reasons for the award. The decision and award shall be exclusive, final, and binding on the Parties, their heirs, executors, administrators, successors, and assigns.

Company will pay all costs and expenses associated with the arbitration, except for the filing fees and costs that would have been required had the proceeding been initiated and maintained in a state or federal court located in Maricopa County, Arizona, which fees and costs Executive agrees to pay. Each Party agrees to pay their own respective attorneys’ fees and expenses throughout the arbitration proceeding. The arbitrator may award the successful Party its attorneys’ fees and expenses at the conclusion of the arbitration and any other relief provided by law.

15.    Entire Agreement, No Oral Amendments. This Agreement replaces and merges all previous agreements and discussions relating to the subjects addressed in this Agreement and it constitutes the entire agreement between the Parties in that regard. This Agreement may not be modified except by a written agreement signed by Executive, or Executive’s representative, and an authorized representative of Company.

The Parties, intending to be bound, execute this Agreement as of the Effective Date.

EXECUTIVE         COMPANY

By
Glenn Culpepper
Title

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